Solo Brands Announces Second Quarter Fiscal 2022 Results
Strong Sales Growth Year-Over-Year

GRAPEVINE, Texas: Solo Brands, Inc. (NYSE: DTC) (“Solo Brands” or “the Company”), a portfolio of rapidly growing direct-to-consumer lifestyle brands, today announced its financial results for the three and six month periods ended June 30, 2022.

Second Quarter 2022 Highlights Compared to Second Quarter 2021(1)
•Net sales of $136.0 million, up $47.3 million or 53.3%
•Net loss of $19.9 million, down $39.6 million
•Loss per Class A common stock - basic and diluted of $(0.19) for the second quarter of 2022
•Adjusted net income(2) of $17.3 million, down $10.1 million, or 36.8%
•Adjusted EBITDA(2) of $23.7 million, down $7.4 million, or 23.8%
•Adjusted EPS(2) of $0.40 for the second quarter of 2022

“We delivered solid top-line results with sales trends strengthening as we moved through the quarter. Importantly, our strong sales growth was achieved with healthy gross margin rates despite worldwide supply chain headwinds. Our direct to consumer (DTC) approach is highly-differentiated, allowing us to continue delivering profit while simultaneously investing in innovation and systems, which we believe will position us to deliver consistent, long-term growth for our shareholders,” said John Merris, CEO of Solo Brands. “We are excited about our opportunity to drive organic growth led by a direct connection to our customers and a strong pipeline of innovative products.”

Operating Results for the Three Months Ended June 30, 2022(1)

Net sales increased 53.3% to $136.0 million, compared to $88.7 million in the second quarter of 2021. The increase was driven by activity from acquired businesses and improved demand in both the wholesale and direct-to-consumer sales channels.
•Direct-to-consumer revenues increased 63.2% to $116.1 million compared to $71.1 million in the second quarter of 2021.
•Wholesale revenues increased 13.1% to $19.9 million compared to $17.6 million in the second quarter of 2021.

Gross profit increased 45.2% to $86.7 million, compared to $59.7 million in the second quarter of 2021. Adjusted gross profit(2) increased 46.2% to $88.4 million compared to $60.4 million in the same period of the prior year, reflecting the impact of purchase accounting adjustments related to acquired businesses. Gross margin decreased 3.5% to 63.7%. Adjusted gross margin(2) decreased to 65.0% compared to 68.1% in the same period in 2021 due to increased freight rates and higher logistics costs.

Selling, general and administrative (SG&A) expenses increased to $69.2 million, compared to $29.7 million in the second quarter of 2021. $17.3 million of the increase was due to activity from acquired businesses. The remaining increases in SG&A was primarily driven by the following: an $8.2 million increases in employee costs as a result of equity-based compensation and increased headcount, a $6.3 million increases in advertising and marketing spend, a $4.1 million increases in distribution and logistics costs, a $1.4 million increase in professional services, and a $1.1 million increase in rent.

Depreciation and amortization expenses increased to $6.0 million compared to $4.3 million in the second quarter of 2021. The increase in depreciation and amortization expenses was driven by a $1.0 million increase in amortization primarily related to increases in definite-lived intangible assets as a result of acquisition activity and a $0.7 million increase in depreciation primarily related to a new global headquarters facility.

Impairment Charges of $30.6 million were recorded in the second quarter of 2022, of which $27.9 million related to goodwill for the Company’s ISLE reporting unit and $2.7 million related to the ISLE trademark intangible. No impairment charges were recorded during the second quarter of 2021.

Loss per Class A common stock basic and diluted per share was $0.19. A comparison to the same period last year is not meaningful or comparable due to the reorganization transactions which occurred in 2021. Refer to the footnote in the unaudited consolidated statements of operations for more information.

Adjusted EPS(2) for the second quarter of 2022 was $0.40. Weighted average basic and diluted shares were 63,416,047.

Operating Results For the Six Months Ended June 30, 2022(1)

Net sales increased 38.3% to $218.2 million, compared to $157.8 million in the prior year period primarily driven by activity from acquired businesses.
•Direct-to-consumer revenues increased 32.2% to $176.3 million compared to $133.4 million in the prior year period.
•Wholesale revenues increased 71.7% to $41.9 million compared to $24.4 million in the prior year period.

Gross profit increased 27.7% to $135.5 million, compared to $106.2 million in the prior year and adjusted gross profit(2), reflecting the impact of purchase accounting adjustments related to the acquisitions, increased 33.3% to $143.3 million compared to $107.6 million in the prior year period. Gross margin decreased 5.2% to 62.1%. Adjusted gross margin(2) decreased to 65.7% compared to 68.2% in the prior year period, in line with expectations due to increased freight rates and higher logistics costs.

Selling, general and administrative (SG&A) expenses increased 137.2% to $114.8 million, compared to $48.4 million in the prior year period. $27.5 million of the increase was due to activity from acquired businesses. The remaining increases in SG&A was primarily driven by the following: a $15.6 million increase in employee costs as a result of equity-based compensation and increased headcount, a $10.2 million increase in advertising and marketing spend, a $4.1 million increase in distribution and logistics costs, a $2.5 million increase in professional services primarily as a result of the audit of the 2021 Form 10-K, a $2.1 million increase in rent as a result of a new global headquarters facility, and a $1.7 million increase in insurance as a result of becoming a public company.

Depreciation and amortization expenses increased to $12.0 million compared to $7.9 million in the prior year period. The increase in depreciation and amortization expenses was driven by a $2.7 million increase in amortization primarily related to increases in definite-lived intangible assets as a result of acquisition activity and a $1.3 million increase in depreciation primarily related to a new global headquarters facility.

Impairment Charges of $30.6 million were recorded in 2022, of which $27.9 million related to goodwill for the Company’s ISLE reporting unit and $2.7 million related to the ISLE trademark intangible. No impairment charges were recorded during the prior year.

Loss per Class A common stock basic and diluted per share was $0.22. A comparison to the same period last year is not meaningful or comparable due to the Reorganization Transactions which occurred in 2021. Refer to the footnote on the unaudited consolidated statements of operations for more information.

Adjusted EPS(2) for the six months ended June 30, 2022 was $0.59. Weighted average diluted shares were 63,408,451.

Balance Sheet

Cash and cash equivalents at the end of the second quarter totaled $26.7 million, compared to $25.1 million at December 31, 2021.

Outstanding borrowings were $57.5 million under the Revolving Credit Facility, and $98.1 million under the Term Loan Agreement as of June 30, 2022. The borrowing capacity on the Revolving Credit Facility was $350 million as of June 30, 2022, leaving $292.5 million of availability.

Inventory at the end of the second quarter was $128.2 million, compared to $102.3 million at December 31, 2021. Increases in inventory were driven by a proactive approach for demand planning in light of ongoing inflation and supply chain concerns and preparation for new product launches.

Full Year 2022 Guidance

We are updating our outlook for the full year 2022 to reflect current visibility into the global macroeconomic environment and consumer trends as follows:

Total revenue is expected to grow in the mid-20% range.

Adjusted gross margin* is planned to be above 60% of total revenue.

Adjusted EBITDA margin* is forecasted to be in the mid-teens as a percentage of total revenue.

The Company’s full year 2022 guidance is based on a number of assumptions that are subject to change and many of which are outside the Company’s control. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results.

* The Company has not provided a quantitative reconciliation of forecasted adjusted gross margin or adjusted EBITDA margin to forecasted GAAP gross margin or net income (loss) as a percent of net sales, respectively, within this press release because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. With respect to GAAP gross margin, these items include, but are not limited to, fair market value write-ups of inventory accounted for under ASC 805 related to future potential transactions, which could materially affect the computation of forward-looking GAAP gross margin, and are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. With respect to GAAP net income (loss), these items include, but are not limited to, equity-based compensation with respect to future grants and forfeitures, which could materially affect the computation of forward-looking GAAP net income, and are inherently uncertain and depend on various factors, some of which are outside of the Company’s control.

(1) The operating results in the three and six month periods ended June 30, 2022 include the activity of Oru, ISLE, and Chubbies post-acquisition. The operating results of ISLE and Chubbies were not included in our financial results in the six month period ended June 30, 2021.

(2) This release includes references to non-GAAP financial measures. Refer to “Non-GAAP Financial Measures” later in this release for the definitions of the non-GAAP financial measures presented and a reconciliation of these measures to their closest comparable GAAP measures.

Conference Call Details

A conference call to discuss the Company's second quarter results is scheduled for August 11, 2022, at 8:30 a.m. ET. To participate, please dial 844-200-6205 or +1 929-526-1599 for international callers, conference ID 434344. The conference call will also be webcast live at https://investors.solobrands.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial 866-813-9403 or +44 204-525-0658 for international callers, conference ID 813602. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.solobrands.com where it will remain available for one year.

About Solo Brands, Inc.

Solo Brands, headquartered in Grapevine, TX, develops and produces ingenious lifestyle products that help customers create lasting memories. Through a disruptive and scaled direct-to-consumer platform, Solo Brands offers innovative products directly to consumers primarily online through four lifestyle brands – Solo Stove firepits, stoves, and accessories, Chubbies premium casual apparel and activewear, Oru Kayak, origami folding kayaks that can be assembled in minutes, and ISLE paddleboards, maker of inflatable paddle boards. Solo Brands is a direct-to-consumer platform that offers innovative products directly to consumers primarily through its owned websites.

Contact

Bruce Williams
Investors@solobrands.com
332-242-4303

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our anticipated GAAP and non-GAAP guidance for the fiscal year ending December 31, 2022. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “guidance,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These statements are neither promises nor guarantees, and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our ability to manage our future growth effectively; our ability to expand into additional markets; our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products; our ability to cost-effectively attract new customers and retain our existing customers; our failure to maintain product quality and product performance at an acceptable cost; the impact of product liability and warranty claims and product recalls; the highly competitive market in which we operate; business interruptions resulting from geopolitical actions, natural disasters, or impacts of the COVID-19 pandemic; risks associated with our international operations; and problems with, or loss of, our suppliers or an inability to obtain raw materials; and the ability of our stockholders to influence corporate matters. These and other important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021, and any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings we make with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements speak only as of the date the statements are made and are based on information available to Solo Brands at the time those statements are made and/or management's good faith belief as of that time with respect to future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Availability of Information on Solo Brands’ Website and Social Media Profiles

Investors and others should note that Solo Brands routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the Solo Brands investors website at https://investors.solobrands.com. We also intend to use the social media profiles listed below as a means of disclosing information about us to our customers, investors and the public. While not all of the information that the Company posts to the Solo Brands investors website or to social media profiles is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Solo Brands to review the information that it shares at the “Investors” link located at the top of the page on https://solobrands.com and to regularly follow our social media profiles. Users may automatically receive email alerts and other information about Solo Brands when enrolling an email address by visiting "Investor Email Alerts" in the "Resources" section of Solo Brands investor website at https://investors.solobrands.com.

Social Media Profiles:
https://linkedin.com/company/solo-brands/
https://instagram.com/solobrands/

SOLO BRANDS, INC.
Consolidated Statements of Operations and Comprehensive (Loss) Income
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per unit data)	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net sales	$136,019	$88,745	$218,222	$157,816
Cost of goods sold	49,343	29,045	82,693	51,652
Gross profit	86,676	59,700	135,529	106,164
Operating expenses
Selling, general & administrative expenses	69,166	29,662	114,810	48,396
Impairment charges	30,589	—	30,589	—
Depreciation and amortization expenses	6,043	4,312	11,978	7,905
Other operating expenses	820	2,488	1,320	2,610
Total operating expenses	106,618	36,462	158,697	58,911
(Loss) income from operations	(19,942)	23,238	(23,168)	47,253
Non-operating expenses
Interest expense	1,237	3,387	2,033	5,117
Other non-operating expenses	513	(5)	604	2
Total non-operating expenses	1,750	3,382	2,637	5,119
(Loss) income before income taxes	(21,692)	19,856	(25,805)	42,134
Income tax (benefit) expense	(1,819)	128	(2,697)	172
Net (loss) income	(19,873)	19,728	(23,108)	41,962
Less: net (loss) income attributable to noncontrolling interest	(7,834)	229	(9,034)	229
Net (loss) income attributable to Solo Brands, Inc.	$(12,039)	$19,499	$(14,074)	$41,733

Other comprehensive (loss) income
Foreign currency translation, net of tax	$46	$—	$70	$—
Comprehensive (loss) income	(19,827)	19,728	(23,038)	41,962
Less: comprehensive income attributable to noncontrolling interests	15	—	23	—
Less: net (loss) income attributable to noncontrolling interests	(7,834)	229	(9,034)	229
Comprehensive (loss) income attributable to Solo Brands, Inc.	$(12,008)	$19,499	$(14,027)	$41,733

Net (loss) income per share
Basic	$(0.19)	*	$(0.22)	*
Diluted	$(0.19)	*	$(0.22)	*

Weighted-average shares outstanding
Basic	63,416	*	63,408	*
Diluted	63,416	*	63,408	*
*    The Company analyzed the calculation of earnings per unit for the periods prior to the reorganization transactions and determined that it resulted in values that would not be meaningful to the users of these unaudited consolidated financial statements. Therefore, earnings per unit information has not been presented for the three and six month periods ended June 30, 2021.

SOLO BRANDS, INC.
Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$26,728	$25,101
Accounts receivable, net	22,766	21,513
Inventory	128,238	102,335
Prepaid expenses and other current assets	14,316	9,889
Total current assets	192,048	158,838
Non-current assets
Property and equipment, net	13,265	10,603
Intangible assets, net	244,745	257,234
Goodwill	382,658	410,559
Other non-current assets	26,447	506
Total non-current assets	667,115	678,902
Total assets	$859,163	$837,740

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,460	$11,774
Accrued expenses and other current liabilities	25,909	28,150
Deferred revenue	3,994	3,524
Current portion of long-term debt	4,375	3,125
Total current liabilities	47,738	46,573
Non-current liabilities
Long-term debt, net	147,953	125,023
Deferred tax liability	86,778	91,244
Other non-current liabilities	21,992	729
Total non-current liabilities	256,723	216,996

Commitments and contingencies (Note 13)

Shareholders’ equity
Class A common stock, par value $0.001 per share; 475,000,000 shares authorized; 63,461,208 and 63,397,635 shares issued and outstanding	63	63
Class B common stock, par value $0.001 per share; 50,000,000 shares authorized; 31,363,853 and 31,178,815 shares issued and outstanding	31	31
Additional paid-in capital	353,821	350,088
Accumulated other comprehensive income	53	6
Retained earnings (accumulated deficit)	(3,383)	10,691
Shareholders’ equity	350,585	360,879
Shareholders’ equity attributable to non-controlling interests	204,117	213,292
Total shareholders’ equity	554,702	574,171
Total liabilities and shareholders’ equity	$859,163	$837,740

SOLO BRANDS, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
(In thousands)	June 30, 2022	June 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(23,108)	$41,962
Adjustments to reconcile net (loss) income to net cash and cash equivalents (used in) provided by operating activities
Impairment charges	30,589	—
Amortization of intangible assets	10,478	7,749
Equity-based compensation	8,887	490
Deferred income taxes	(5,497)	—
Operating lease right-of-use assets expense	3,030	—
Depreciation	1,500	154
Changes in accounts receivable reserves	433	104
Amortization of debt issuance costs	430	—
Loss on disposal of property and equipment	(9)	—
Non-cash interest expense	—	1,761
Changes in assets and liabilities
Accounts receivable	(1,879)	(10,470)
Inventory	(26,244)	(30,084)
Prepaid expenses and other current assets	(4,487)	(805)
Accounts payable	2,059	2,517
Accrued expenses and other current liabilities	(5,358)	(3,106)
Deferred revenue	477	(17,296)
Other non-current assets and liabilities	(3,213)	93
Net cash (used in) provided by operating activities	(11,912)	(6,931)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,582)	(1,811)
Acquisitions, net of cash acquired	(774)	(19,135)
Net cash (used in) provided by investing activities	(5,356)	(20,946)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	25,000	195,600
Repayments of long-term debt	(1,250)	(54,600)
Debt issuance costs paid	—	(3,334)
Payment of contingent consideration	—	(100,000)
Distributions to members before Reorganization Transactions	—	(34,660)
Distributions to non-controlling interests	(4,984)	—
Stock issued under employee stock purchase plan	246	—
Net cash provided by financing activities	19,012	3,006
Effect of exchange rate changes on cash	(117)	—
Net change in cash and cash equivalents	1,627	(24,871)
Cash and cash equivalents balance, beginning of period	25,101	32,753
Cash and cash equivalents balance, end of period	$26,728	$7,882
SUPPLEMENTAL DISCLOSURES:
Cash interest paid	$1,374	$4,489
Cash income taxes paid	$8,546	$—
Liabilities for capital expenditure additions	$479	$145

Non-GAAP Financial Measures
We report our financial results in accordance with GAAP; however, management believes that certain non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance across periods. We use adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted gross profit, adjusted gross profit margin, and adjusted EPS non-GAAP financial measures, because we believe they are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as measures of our operating performance and believes that these non-GAAP measures are useful to our investors because they are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. Our management also uses these non-GAAP measures for planning purposes, including the preparation of our annual operating budget and financial projections.
None of these non-GAAP measures is a measurement of financial performance under GAAP. These non-GAAP measures should not be considered in isolation or as a substitute for a measure of our liquidity or operating performance prepared in accordance with GAAP and are not indicative of net income (loss) from continuing operations as determined under U.S. GAAP. In addition, the exclusion of certain gains or losses in the calculation of non-GAAP financial measures should not be construed as an inference that these items are unusual or infrequent as they may recur in the future, nor should it be construed that our future results will be unaffected by unusual or non-recurring items. These non-GAAP financial measures have limitations that should be considered before using these measures to evaluate our liquidity or financial performance. Some of these limitations are as follows:
These non-GAAP measures exclude certain tax payments that may require a reduction in cash available to us; do not reflect our cash expenditures, or future requirements, for capital expenditures (including capitalized software developmental costs) or contractual commitments; do not reflect changes in, or cash requirements for, our working capital needs; do not reflect the cash requirements necessary to service interest or principal payments on our debt; exclude certain purchase accounting adjustments related to acquisitions; and exclude equity-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.

In addition, other companies may define and calculate similarly-titled non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. Because of these and other limitations, you should consider our non-GAAP measures only as supplemental to other GAAP-based financial performance measures.

Adjusted Gross Profit and Adjusted Gross Profit Margin
We calculate adjusted gross profit as gross profit excluding the fair value write-up of inventory as a result of the change in control transaction in 2020 and the Oru, ISLE, and Chubbies acquisitions. We calculate adjusted gross profit margin as adjusted gross profit divided by net sales.
Adjusted Net Income
We calculate adjusted net income as net income (loss) excluding impairment charges, inventory fair value write-up, amortization of intangible assets, incentive unit and equity-based compensation expense, acquisition related costs, business optimization expenses, one-time transaction costs, business expansion expenses, management transition costs, and the tax impact of these adjusting items.
Adjusted EBITDA and Adjusted EBITDA Margin
We calculate adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation and amortization expenses, adjusted to exclude impairment charges, inventory fair value write-up, incentive unit and equity-based compensation expense, acquisition related costs, business optimization expenses, one-time transaction costs, management transition costs, and business expansion expenses. We calculate adjusted EBITDA margin as adjusted EBITDA divided by net sales.
Adjusted EPS
We calculate adjusted EPS as adjusted net income, as defined above, divided by weighted average diluted shares as calculated under U.S. GAAP.

SOLO BRANDS, INC.
Reconciliation of Non-GAAP Financial Information to GAAP
(Unaudited) (In thousands except per share amounts)

The following table reconciles gross profit to adjusted gross profit for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2022	2021	2022	2021
Gross profit	$86,676	$59,700	$135,529	$106,164
Inventory fair value write-up(1)	1,708	746	7,813	1,405
Adjusted gross profit	$88,384	$60,446	$143,342	$107,569
Adjusted gross profit margin (Adjusted gross profit as a % of net sales)	65.0%	68.1%	65.7%	68.2%
(1) Represents the fair market value write-up of inventory accounted for under ASC 805 related to the acquisitions.

The following tables reconcile the non-GAAP financial measures to their most comparable GAAP measure for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2022	2021	2022	2021
Net (loss) income	$(19,873)	$19,728	$(23,108)	$41,962
Impairment charges(1)	30,589	—	30,589	—
Amortization expense	5,229	4,216	10,487	7,749
Equity based compensation expense(2)	4,450	261	8,887	490
Inventory fair value write-up(3)	1,708	746	7,813	1,405
Management transition costs(4)	541	—	664	—
Acquisition related costs(5)	480	1,261	901	1,303
Transaction costs(6)	95	1,119	221	1,147
Business optimization expense(7)	142	88	225	88
Business expansion expense(8)	73	20	148	72
Tax impact of adjusting items(9)	(6,085)	—	(8,424)	—
Adjusted net income	$17,349	$27,439	$28,403	$54,216
Adjusted EPS	$0.40	*	$0.59	*

(amounts per share)
Loss per Class A common stock - diluted (GAAP)	$(0.19)	*	$(0.22)	*
Impairment charges(1)	0.48	*	0.48	*
Amortization expense	0.08	*	0.17	*
Equity based compensation expense(2)	0.07	*	0.14	*
Inventory fair value write-up(3)	0.03	*	0.12	*
Management transition costs(4)	0.01	*	0.01	*
Acquisition related costs(5)	0.01	*	0.01	*
Transaction costs(6)	—	*	—	*
Business optimization expense(7)	—	*	—	*
Business expansion expense(8)	—	*	—	*
Tax impact of adjusting items(9)	(0.10)	*	(0.13)	*
Adjusted EPS(10)	$0.40	*	$0.59	*

Weighted-average Class A common stock outstanding - diluted	63,416	*	63,408	*

Net (loss) income	$(19,873)	$19,728	$(23,108)	$41,962
Interest expense	1,237	3,387	2,033	5,117
Income tax expense	(1,819)	128	(2,697)	172
Depreciation and amortization expense	6,043	4,312	11,978	7,905
Impairment charges(1)	30,589	—	30,589	—
Equity based compensation expense(2)	4,450	261	8,887	490
Inventory fair value write-up(3)	1,708	746	7,813	1,405
Management transition costs(4)	541	—	664	—
Acquisition related costs(5)	480	1,261	901	1,303
Transaction costs(6)	95	1,119	221	1,147
Business optimization expense(7)	142	88	225	88
Business expansion expense(8)	73	20	148	72
Adjusted EBITDA	$23,666	$31,050	$37,654	$59,661
Adjusted EBITDA margin (Adjusted EBITDA as a % of net sales)	17.4%		17.3%
*    The Company analyzed the calculation of earnings per unit for the periods prior to the 2021 reorganization transactions and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, earnings per unit information has not been presented for the periods ended June 30, 2021.
(1) Represents trademark and goodwill impairments recorded during the three months ended June 30, 2022.
(2) Represents employee compensation expense associated with equity-based awards. This includes expense associated with the incentive unit awards as well as awards issued on and subsequent to the IPO including options and restricted stock units.
(3) Represents the fair market value write-up of inventory accounted for under ASC 805 related to the acquisitions and the 2020 change in control transaction.
(4) Represents costs primarily related to recruiting senior level management including a new CFO.
(5) Represents expenses that we do not believe are reflective of our ongoing operations, primarily warehouse and employee transition costs associated with the acquisitions.
(6) Represents transaction costs primarily related to professional service fees incurred in connection with the IPO and professional service fees incurred for valuations performed in connection with the impairment charges.
(7) Represents various start-up and transition costs, including warehouse optimization charges associated with new global headquarters infrastructure with new and expanded distribution facilities in Texas, Pennsylvania, and the Netherlands.
(8) Represents costs for expansion into new international and domestic markets.
(9) Represents the tax impact of adjustments calculated at the federal statutory rate of 21% less the portion of the tax impact of the adjustments attributable to noncontrolling interests. We calculated the tax impact of the adjusting items in the three and six month periods ended June 30, 2022, as we were a limited liability company. We were not subject to corporate income taxes in the three and six month periods ended June 30, 2021.
(10) Adjusted Earnings Per Share (“Adjusted EPS”) is calculated independently for each component and may not sum to Adjusted EPS due to rounding.